UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2006

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material definitive Agreement.

On August 1, 2006, AirTran Airways, Inc. (the “Company”), a wholly-owned subsidiary of AirTran Holdings, Inc., entered into a financing arrangement with The Royal Bank of Scotland plc New York Branch (the “RBS Facility”). The RBS Facility is intended to fund a portion of the Company’s obligations to make pre-delivery payments in respect of certain of the Boeing model 737-700 aircraft currently on firm order and having delivery positions in 2008 (the “RBS Aircraft”). The pre-delivery payments so financed are payments required to be made by the Company pursuant to its July 2003 agreement with The Boeing Company (“Boeing”) for the manufacture and purchase of Boeing model 737 aircraft (the “Aircraft Purchase Agreement”).

The RBS Facility entitles the Company to make drawings thereunder in an aggregate amount up to approximately $30.3 million and is secured by certain of the Company’s rights and interest in and to the Aircraft Purchase Agreement, but only to the extent related to the RBS Aircraft. On August 1, 2006, the Company made an initial drawing under the RBS Facility of approximately $7.5 million, which is equivalent to a portion of the pre-delivery payments previously made by the Company for the RBS Aircraft through such date and the pre-delivery payments due from the Company for certain of the RBS Aircraft on such date. Under the RBS Facility, the Company is entitled to make additional drawings up to an amount equal to a portion of the Company’s remaining pre-delivery payment obligations for the RBS Aircraft. The Company intends to make additional drawings in amounts sufficient to satisfy a portion of its pre-delivery payment obligations to Boeing in respect of the RBS Aircraft on the due dates thereof. In connection with entering into the RBS Facility, the Company agreed to pay customary commitment and related fees. Drawings made under the RBS Facility will accrue interest, payable monthly, at a floating rate per annum above one-month LIBOR. On the later of (1) the delivery date of an RBS Aircraft and (2) three months following the last day of the scheduled delivery month of an RBS Aircraft, the Company is required to pay principal in an amount equal to the drawings made in respect of pre-delivery payments for such RBS Aircraft, together with any accrued and unpaid interest thereon. The RBS Facility is scheduled to mature on the earlier of the date the last RBS Aircraft is delivered to the Company by Boeing and December 31, 2008.

Additionally, on August 1, 2006, the Company entered into a financing arrangement with BNP Paribas S.A. (Paris Branch) (the “BNPP Facility”). The BNPP Facility is intended to fund a portion of the Company’s obligations under the Aircraft Purchase Agreement to make pre-delivery payments in respect of certain of the Boeing model 737-700 aircraft currently on firm order and having delivery positions in 2008 (the “BNPP Aircraft”).

The BNPP Facility entitles the Company to make drawings thereunder in an aggregate amount up to approximately $30.4 million and is secured by certain of the Company’s rights and interest in and to the Aircraft Purchase Agreement, but only to the extent related to the BNPP Aircraft. On August 1, 2006, the Company made an initial drawing under the BNPP Facility of approximately $4.5 million, which is equivalent to a portion of the pre-delivery payments previously made by the Company for the BNPP Aircraft through such date and the pre-delivery payments due from the Company for certain of the BNPP Aircraft on such date. Under the BNPP Facility, the Company is entitled to make additional drawings up to an amount equal to a portion of the Company’s remaining pre-delivery payment obligations for the BNPP Aircraft. The Company intends to make additional drawings in amounts sufficient to satisfy a portion of its pre-delivery payment obligations to Boeing in respect of the BNPP Aircraft on the due dates thereof. In connection with entering into the BNPP Facility, the Company agreed to pay customary commitment and

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related fees. Drawings made under the BNPP Facility will accrue interest, payable monthly, at a floating rate per annum above one-month LIBOR. On the later of (1) the delivery date of a BNPP Aircraft and (2) three months following the last day of the scheduled delivery month of a BNPP Aircraft, the Company is required to pay principal in an amount equal to the drawings made in respect of pre-delivery payments for such BNPP Aircraft, together with any accrued and unpaid interest thereon. The BNPP Facility is scheduled to mature on the earlier of the date the last BNPP Aircraft is delivered to the Company by Boeing and December 31, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: August 4, 2006	/s/ Stanley J. Gadek
Stanley J. Gadek
Senior Vice President, Finance,
and Chief Financial Officer
(Principal Accounting and Financial Officer)

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